Exhibit 10.2

REGAL ENTERTAINMENT GROUP
SUMMARY OF
DIRECTOR COMPENSATION ARRANGMENTS

        Directors who are employees of Regal Entertainment Group or its subsidiaries receive no additional cash or equity compensation for service on the Regal Entertainment Group Board of Directors. All Directors are reimbursed for reasonable out-of-pocket expenses related to attendance at Board of Director and Board of Director committee meetings.  Unless otherwise waived by the Directors, Directors who are not employees of Regal Entertainment Group also receive an annual cash retainer for Board of Director service of $40,000 and a grant of restricted class A common stock having, at the time of grant, a fair market value of $85,000.  The shares of restricted stock vest on the first anniversary of the date of grant.

        The Chairman of the Audit Committee of the Company’s Board of Directors shall receive an additional $10,000 annual cash retainer and the other Directors who serve on the Audit Committee shall receive an additional $5,000 annual cash retainer for service on the Audit Committee.  Directors do not receive additional cash or equity compensation for service on any other committees of the Board of Directors.